Exhibit 99.1

The Michaels Companies Appoints Ashley Buchanan as New CEO

World Class Retail Executive Will Lead Michaels’ Continued Transformation

Mark Cosby to Step Down as CEO Following Leadership Transition

and Remain on the Board of Directors

IRVING, Texas - December 27, 2019 - The Michaels Companies, Inc. (NASDAQ: MIK) today announced that Ashley Buchanan, an experienced retail executive from Walmart, has been named President and Chief Executive Officer Designate and appointed to the Company’s Board of Directors, effective January 6, 2020. He will succeed Mark Cosby as Chief Executive Officer upon completion of a transition period ending April 1, 2020. Mr. Cosby will continue to serve as Chief Executive Officer until April 1, 2020 and will remain a member of the Board of Directors following the CEO transition.

As part of the leadership transition, the company also announced that after more than five years at Michaels in various finance roles, Denise Paulonis, Chief Financial Officer, has accepted a position at another company and will depart at the end of the company’s fiscal year, January 31, 2020.

“It has been an honor to lead Michaels and to help the company clearly define its core customer and develop a strategy centered on the Makers,” said Mr. Cosby. “I am excited to welcome Ashley as his impressive skills and extensive experience make him uniquely suited to lead Michaels into its long and bright future. He brings innovative thinking and a wealth of merchandising and digital expertise that will help us engage our Makers and deliver unique crafting experiences. Finally, I would like to thank Denise for her financial and executive leadership, and we wish her well as she pursues this new opportunity.”

"Ashley is a world-class executive who has demonstrated the ability to redefine customer experiences and drive growth at the world’s largest retailer, and we are confident that he will be successful in leading Michaels forward,” said James Quella, Chairman of The Michaels Companies Board of Directors. “We are grateful to Mark for his steady and thoughtful leadership as Michaels has navigated a challenging retail environment. We will continue to benefit from his leadership and expertise during this transition and through his continued presence on the Board.”

Mr. Buchanan joined Walmart in 2007 and has served in various roles of increased leadership and responsibility across the company. Most recently he was Chief Merchandising and Chief Operating Officer for Walmart U.S. eCommerce. Prior to joining the U.S. eCommerce team, he was the Chief Merchant at Sam’s Club where he led a merchandising team and oversaw activities including assortment, private brand strategy, pricing, global sourcing, packaging, replenishment and supply chain. He also previously served in a broad set of senior merchandising roles at Walmart. Buchanan joined Walmart from Dell where he held a variety of positions in finance, after spending five years at Accenture focused on the retail industry. He earned a Bachelor of Business Administration in finance and real estate as well as a Master of Business Administration from Baylor University.

“Michaels is an iconic brand, and I am excited about the tremendous opportunity we have in front of us to reimagine and redefine the experience of our Makers,” said Mr. Buchanan. “I believe we can engage them in innovative new ways and unleash the power of their inner maker. Our community is unique, and I am thrilled about the opportunity to lead our Makers centered strategy and help take Michaels to a whole new level.”

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for Makers and do-it-yourself home decorators (based on store count). The Company operates more than 1,260 Michaels stores in 49 states and Canada. Additionally, the Company serves customers through a variety of digital platforms including Michaels.com, consumercrafts.com and aaronbrothers.com. The Michaels Companies, Inc. also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the craft, gift and decor industry. For a list of store locations or to shop online, visit www.michaels.com or download the Michaels app.

Forward-Looking Statements

This news release includes forward-looking statements which reflect management's current views and estimates regarding the composition of the Company’s Board of Directors and management and the Company's industry, business strategy, goals, and expectations concerning its market position, future operations and growth. The words "will", "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", “forecast”, "future", “guidance”, “imply”, "intend", "may", “outlook”, "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty; substantial changes to fiscal and tax policies; our reliance on foreign suppliers; regulatory changes; the seasonality of our business; changes in customer demand; damage to the reputation of the Michaels brand or our private and exclusive brands; unexpected or unfavorable consumer responses to our promotional or merchandising programs; our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information; increased competition including internet-based competition from other retailers; and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10K filed with the Securities and Exchange Commission ("SEC"), which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contacts

Investor Contact: Elaine

Locke

972.409.1424

Locker1@michaels.com

ICR, Inc.

Farah Soi

203.682.8200

Farah.Soi@icrinc.com

Media Contact:

ICR, Inc.

Jessica Liddell/ Julia Young

203.682.8200

Michaels@icrinc.com